                                 SCHEDULE 14A
                                (Rule 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a)
                    of the Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

                                           [_]  Confidential, For Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

[_]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[X]  Soliciting Material under Rule 14a-12

                            SCC COMMUNICATIONS CORP.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                                Not Applicable
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials:

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

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     (2) Form, Schedule or Registration Statement no.:

     -------------------------------------------------------------------------


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     (4) Date Filed:

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

Proxy Solicitations

SCC will file a proxy statement with the Securities and Exchange Commission in connection with the acquisition,. Investors are advised to read the proxy statement when it becomes available because it will contain important information. Investors may obtain a free copy of the proxy statement (when available) and other documents filed by SCC with the SEC at the SEC's web site (http://www.sec.gov). Free copies of the proxy statement (when available) and SCC's other filings with the SEC may also be obtained from SCC by contacting Michael Dingman, Jr. CFO of SCC.

The directors and executive officers of SCC may solicit proxies in person or by mail, telephone or telegraph. In addition, SCC may retain the services of a proxy solicitation firm to assist in the solicitation. Information regarding the identity of the persons who may, under the Securities and Exchange Commission's rules, be deemed to be participants in the solicitation of proxies from the stockholders of SCC in connection with the acquisition, and their interests in the solicitation (including holdings of SCC common stock), will be set forth in the proxy statement in connection with the acquisition. Certain information regarding the stockholding of directors and executive officer of SCC is contained in the proxy statement delivered by SCC in connection with its 1999 annual meeting of stockholders, a copy of which may be obtained at the SEC's web site or by contacting Michael Dingman, Jr. CFO of SCC.

NEWS RELEASE


Company Contacts:               PR Contact:  Jill Hollingsworth
Michael Dingman, Jr.                         JohnstonWells
CFO, SCC Communications                      303-437-5429
303-581-5600

                                IR Contact:  Marj Charlier
David Bikle                                  Johnston Wells
Lucent Public Safety Systems                 303-437-5423
908-582-4120


                 SCC COMMUNICATIONS SIGNS DEFINITIVE AGREEMENT
                    TO ACQUIRE LUCENT PUBLIC SAFETY SYSTEMS


  Company Will Focus on Developing the Next Generation of Emergency Telephony
              To Meet Growing Needs of a Rapidly Changing Market


BOULDER, CO - October 17, 2000 - SCC Communications Corp. (NASDAQ: SCCX), a leader in enhanced emergency communications services, and Lucent Public Safety Systems today announced a definitive agreement under which SCC will acquire Lucent Public Safety Systems (LPSS), an internal venture of Lucent Technologies and a leading provider of 9-1-1 support hardware and software to the telecommunications market. SCC will issue approximately 6.1 million shares of common stock in the acquisition.

Based on the closing price of SCC common stock Friday, Oct. 13, the value of the transaction is approximately $40 million. As a result of the acquisition, Lucent will own approximately 35 percent of the common stock of SCC, which will continue to be headquartered in Boulder, Colorado. The transaction will not change the product and service choices between SCC and LPSS, and their respective customers. With the acquisition, however, SCC will integrate the management, expertise and technology of the two entities.

"Today SCC and LPSS provide unique products to different customer bases. Both have been pioneers in providing quality emergency-telecommunications products and services. The acquisition will combine our strengths and create a technology leader that will be better able to fill gaps in the delivery of emergency telephony," said Heinrichs.

"The emergence of new and portable communications devices has created an urgent need to improve methods and protocols in order to maintain the high level of service Americans have come to expect from their emergency telephony providers," Heinrichs continued. "This acquisition will provide us with a national footprint that will allow us to offer a broader range of products and services for all telecommunications technologies.

"Further, as SCC continues to focus on the business of emergency telecommunications, this acquisition will give us additional technological expertise and resources to develop systems that ensure fast, quality responses to emergency calls from any communications device anywhere. We believe this will help create the foundation needed to open the 9-1-1 system to new entrants with new technology and speed the delivery of these new products and services to the market."

Bob Oliver, CEO of Lucent Public Safety Systems, added, "Given the magnitude of the communications challenges facing our public-safety service providers, we believe this transaction to be an important step towards designing, deploying and serving a 9-1-1 network for the future. We are excited about joining an industry leader like SCC. Together, SCC and Lucent Public Safety Systems will work on developing a generation of 9-1-1 that reaches more people in more locations, on a timely and accurate basis."

SCC anticipates that the acquisition will be accretive to earnings in the second half of 2001. The transaction is subject to the approval of the stockholders of SCC, to regulatory approval and to other customary closing conditions. If approvals are obtained and other closing conditions satisfied, the transaction is expected to be completed in December, 2000. After the acquisition, SCC expects to have approximately 17.5 million shares outstanding, including approximately 6.1 million newly issued shares that will be held by Lucent and an affiliate.

SCC has about 460 employees nationwide. SCC will retain a suburban Chicago location, where LPSS employs about 100 people. At this time, SCC has no plans for reductions in staff. The acquisition will likely generate new positions as the company moves forward in its development efforts.

SCC has provided public safety data-management products and services for 21 years, and has developed data management technology for new telecommunications devices such as wireless telephony and Private Branch Exchanges (PBX). SCC manages more than 95 million 9-1-1 records for incumbent local exchange carriers, competitive local exchange carriers, integrated communications carriers, wireless carriers and state and local governments. The company had 1999 revenue of $32.6 million, and revenue in the first half of 2000 of $19.9 million.

LPSS provides 9-1-1 supporting hardware and software technology, including the award-winning Palladium(TM) call center and data-management products. A number of leading telecommunications companies manage their 9-1-1 infrastructure with LPSS's hardware and software systems. In addition, LPSS products are used by public safety call centers across the nation to receive and respond to wireline and wireless E9-1-1 calls. As with other companies that sell hardware and software licenses and systems, revenues of LPSS are variable - a combination of monthly recurring revenues and one-time sales of very large systems.

Lucent's computer aided dispatch and records management system products are not included in the scope of the acquisition. These products will continue to be supported by 911 Data Systems, another unit of Lucent Technologies.

A webcast will be held at 2:30pm MST today, October 17, 2000. To view the webcast click the link on the SCC web site at www.scc911.com

About SCC Communications

SCC Communications, Corp. is the largest provider of 9-1-1 data management services to incumbent local exchange carriers (ILECs), competitive local exchange carriers (CLECs), integrated communications providers (ICPs) and wireless carriers in the United States. SCC currently manages the records for approximately 93.5 million wireline telephone subscribers, including 4.1 million CLEC subscribers, and more than 1.6 million revenue-generating wireless subscribers. The company also develops innovative, value-added information technology systems, software products and services for the location-based services market. To receive SCC press releases and company updates via e-mail, please register at the company's website: http://www.scc911.com.
                                          ---------------------

About Lucent Public Safety Systems

Lucent Public Safety Systems, an internal venture of Lucent Technologies, is headquartered in Lisle, Illinois. LPSS designs, builds and delivers a wide range of public safety communications systems and software, including database management systems, selective routing systems, public safety call center software and mapping applications and services. More than 100 million telephone subscribers are currently served by telephone carriers using LPSS database management and selective routing systems.

Proxy Solicitations
SCC will file a proxy statement with the Securities and Exchange Commission in connection with the acquisition,. Investors are advised to read the proxy statement when it becomes available because it will contain important information. Investors may obtain a free copy of the proxy statement (when available) and other documents filed by SCC with the SEC at the SEC's web site (http://www.sec.gov). Free copies of the proxy statement (when available) and SCC's other filings with the SEC may also be obtained from SCC by contacting Michael Dingman, Jr. CFO of SCC.

The directors and executive officers of SCC may solicit proxies in person or by mail, telephone or telegraph. In addition, SCC may retain the services of a proxy solicitation firm to assist in the solicitation. Information regarding the identity of the persons who may, under the Securities and Exchange Commission's rules, be deemed to be participants in the solicitation of proxies from the stockholders of SCC in connection with the acquisition, and their interests in the solicitation (including holdings of SCC common stock), will be set forth in the proxy statement in connection with the acquisition. Certain information regarding the stockholding of directors and executive officer of SCC is contained in the proxy statement delivered by SCC in connection with its 1999 annual meeting of stockholders, a copy of which may be obtained at the SEC's web site or by Michael Dingman, Jr. CFO of SCC.

Safe Harbor Statement
The matters discussed in the second through eighth paragraphs of this press release include forward-looking statements that involve a number of risks and uncertainties. Actual results may vary significantly from the SCC's expectations based on a number of factors, including (1) lengthy sales cycles associated with SCC's and LPSS's services and products,
(2) reliance by SCC and LPSS on large contracts from a limited number of significant customers,
(3) potential difficulties in integrating the personnel and operations of the two companies,
(4) continuing rapid change in the telecommunications market that may affect LPSS and SCC and its customers, (5) continuing demand for SCC's and LPSS's services and products, (6) market acceptance of new products and services introduced by SCC and LPSS, (7) SCC's and LPSS's ability to accurately predict its costs related to new products, and (8) additional factors described in SCC's Form 10-Q for the quarter ended June 30, 2000.

                                 #    #     #

Acquisition Details

Company:       SCC Communications Corp.
               6285 Lookout Road
               Boulder, CO 80301
               Phone: 303.581.5600
               Fax: 303.581.0900
               http://www.scc911.com
               ---------------------

Founded:       1979 by George Heinrichs and Stephen Meer

Ownership:     Publicly traded company (NASDAQ: SCCX)

Employees:     460

Management:    George Heinrichs, President & CEO
               Stephen Meer, Chief Technology Officer
               Michael Dingman, Chief Financial Officer
               Larry Jennings, Senior VP of Business Operations
               Timothy Jenkins, VP/GM ILEC Business Unit
               Craig Donaldson, VP, General Counsel
               Paul Devenny, VP, Operations
               Teri DePuy, VP/GM Direct Business Unit
               Barbara Winters, VP/GM Wireless Business Unit
               Mark Scott, VP/GM CLEC Business Unit
               Susan Cottingham, VP, Software Development
               Raymond Paddock, VP, Marketing and Business Development
               Susan Pierce, Director of Human Resources

Mission: To lead the market in the development and delivery of systems that save lives. We are committed to public safety and to providing the market with the next generation of 9-1-1--one that will provide a seamless network for all of today's and tomorrow's communications technologies.

Description:   SCC Communications Corp. (Nasdaq: SCCX) is the largest provider of 9-1-1data management services to incumbent local exchange carriers (ILECs), competitive local exchange carriers (CLECs), integrated communications providers (ICPs), and wireless carriers in the United States. SCC currently manages the records for approximately 95 million wireline telephone subscribers, including 4.1 million CLEC subscribers, and more than 1.6 million revenue-generating wireless subscribers.

Customers:     SCC provides services to a range of customers, including ILECs,
               CLECs, ICPs and wireless carriers.

Services:      SCC's primary offering is the large-scale data management and delivery infrastructure necessary to deliver enhanced 9-1-1. SCC also offers innovative and value-added products and services for the public safety market. Our products and services include

                    . Outsourced data management services: SCC manages millions of 9-1-1 records on behalf of telecommunications companies. We verify and correct all records provided to us by our clients. These records are then made available to the 9-1-1 system for routing calls.

                    . Value-added 9-1-1 services for telecommunications companies: Our value-added services allow telecommunications companies to offer enhanced 9-1-1 solutions to their customers. These solutions include our Emergency Warning & EvacuationSM service, which allows Public Safety Answering Points (PSAPs) to proactively notify the public proactively of an impending emergency through outbound phone calls, and our PS/ALISM service, which allows PBXs to transmit caller location information to a PSAP.

Acquisition Details

Company:       Lucent Public Safety Systems
               2600 Warrenville Road
               Lisle, IL 60532
               Phone: 630.713.5438
               Fax: 630.979-9120
               http://palladium911.com
               -----------------------

History: Successor to the AT&T organization that worked with FCC to establish 9-1-1 as the nationwide emergency telephone number in 1968. Formed in 1994 as a product unit within Lucent's Network Systems Business Group. Established as a Lucent Technologies standalone "venture" in 1997, within Lucent's New Ventures Group.

Ownership:     A wholly-owned business unit of Lucent Technologies (NYSE: LU)

Employees:     109

Management:    Bob Oliver, President & CEO
               Larry Ciesla, Chief Architect
               Jim Ford, Director of Human Resources
               Mike Friedrich, AVP of Operations
               Dan Hoskins, VP of Business Development and Product Management
               Craig Lowder, VP of Sales
               Paulette McDermott, VP of Product Development
               Jim Mittlestaedt, Controller

Mission: To be the undisputed world leader in the delivery of technology solutions that save lives.

Description:   LPSS provides unique technology solutions to telephone carriers and to Public Safety Answering Points (PSAPs). It is the leader in the delivery of E9-1-1database systems to incumbent local exchange carriers (ILECs), with over 100 million wireline telephone subscribers currently being served by ILECs using LPSS database systems. LPSS also sells systems and services that enable PSAPs to receive and respond to 9-1-1 calls.

Customers:     LPSS database systems are used by ILECs to route roughly 60 percent of all wireline E9-1-1 calls in the United States. LPSS customers include Verizon (comprising the former BellAtlantic, Nynex and GTE); SBC Communications (comprising the former
               Southwestern Bell Telephone, PacBell, S.N.E.T and M.O.K.A.);
               Broadwing (the former Cincinnati Bell); and Frontier. LPSS's PSAP applications products are used by the State of Connecticut; the State of Vermont; the City of Chicago; Montgomery

               County, TX; Bexar County, TX; and numerous other counties and PSAPs across the nation.

Offerings:     LPSS sells systems that enable E9-1-1 calls to be routed to the appropriate PSAP and handled by the PSAP:

                  . Wireline Database Solutions: LPSS's suite of wireline database solutions enables carriers to route E9-1-1 calls to the appropriate destination. Products include DBMS (a database management system); ALISA (a selective routing application); ASK (a Web-based query tool); and Telco Map Server (a tool for graphical management of emergency response zone boundaries).

                  . PSAP Applications: These applications enable PSAPs to receive and respond to 9-1-1 calls. LPSS is the only company to sell both analog and ISDN-based (with very fast call delivery times) call handling solutions. The Palladium(TM) MappedALI product provides the fastest map display time on the market.

                  . Wireless Location Services Applications: The Mobile Position Center (MPC) and wireless E9-1-1 application will enable wireless service providers to meet the FCC mandate for precise location of wireless 9-1-1 callers. The MPC will also work with other commercially driven location services applications.

Frequently Asked Questions

Generic (All Audiences)

What is the current state of 9-1-1?
Although the basic 9-1-1 system is working, it is complicated and compromised by the demands that new communications players and technologies are placing on the infrastructure. The existing 30-year-old system is based on antiquated wireline analog technology and has difficulty delivering E9-1-1 services in a world rich with data-oriented mobile devices such as laptops, PDAs, wireless phones, and two-way pagers, not to mention newer services such as OnStar, packet voice-over-IP virtual networks, and home security over cable-company data lines.

To provide the level of service wireline subscribers have come to expect to the multitude of emerging voice and data technologies, the 9-1-1 system must overcome inherent challenges to handle data and be able to

   .  Pinpoint caller location and number

   .  Route calls to the correct safety agency based on Emergency Service Number
      (ESN) and Master Street Address Guide (MSAG) boundary data

   .  Deliver calls from telematics devices and other "non-voice" calls

   .  Handle the voice-over-IP calls

   . Connect emergency calls from the growing range of networked IP devices such as home PCs and PDAs, as well as two-way pagers and other wireless devices.

Will this acquisition resolve all of the problems facing the 9-1-1 infrastructure?
No. This acquisition will help facilitate a resolution to one of the critical issues facing 9-1-1: the ability to exchange data through common protocols. Other companies in the 9-1-1 market segment are addressing different technological issues that currently hinder effective emergency responses, including

   . Slow processing time: Setup time for 9-1-1 calls is six to seven seconds as compared with one to two seconds for other calls.

   . Poor data transmission capabilities: Most Public Safety Answering Points (PSAPs) receive data over 1200 baud lines and only after the voice portion of the call has been delivered.

   . Use of analog CAMA trunks: The trunks rely on in-band signaling that was not designed to transport the type of data now required.

   . Circuit-switched technology: Companies operating digital phone lines or trying to deliver IP data packets must translate their data to send it through the current system.

   . Limited digit transferring capabilities: Currently all phone numbers need to be reduced to eight digits.

Who are the major players in the 9-1-1 market?
A highly complex system, today's 9-1-1 infrastructure is supported by a wide range of companies that provide hardware, software, and services to public safety agencies, incumbent local exchange carriers (ILECs), competitive local exchange carriers (CLECs), integrated communications providers (ICPs), wireless providers, and telematics companies such as OnStar and ATX. Market participants include hardware manufacturers (such as for computers, customer premise telecommunications equipment, telematics devices, and mobile devices) software developers, systems integrators, mapping service providers, and data aggregators.

How do SCC and LPSS currently fit into this market?
SCC is a leading provider of enhanced emergency services, supporting efforts to deliver real-time data to public safety agencies. Lucent Public Safety Systems
(LPSS) is a leading provider of public safety equipment, providing telecommunications companies with the hardware and software to manage critical data.

What is the future of 9-1-1?
The next generation of 9-1-1 will provide public safety agencies with accurate phone number, location, and other critical information to allow both proactive and reactive communication of emergency information to all devices, whether they are fixed or mobile, and whether they receive voice or data communications.

How will this acquisition further/support that vision?
With more than 2,500 ILEC, CLEC, and wireless companies operating in the United States, providing consistent data for 9-1-1 services has become increasingly difficult. Although the FCC has mandated that critical, basic information be transferred with every phone call, the proliferation of telecommunications companies operating in the United States has made data exchange increasingly complex. Together, SCC and LPSS can work effectively to create a support infrastructure that permits telecommunications companies to exchange emergency information universally. In doing so, these two market leaders can create common data interchange and application interfaces (APIs) for multiple voice and data platforms that will allow public safety agencies full access to available data, regardless of the source.

How does this acquisition benefit the public?
The challenges facing the 9-1-1 system are sobering. As the popularity of next-generation mobile communications devices, such as wireless telephones, telematics, and voice-over IP, rises dramatically, it is becoming increasingly difficult for the 9-1-1 system's existing 30-year-old architecture to accommodate and adapt to these new technologies. Because SCC and LPSS work with a host of telecommunications providers, we are in a position to bridge the different standards currently in use by developing call handling and data protocols. This lays the foundation for the public to receive the same level of 9-1-1 service whether they are using a cellular phone, a two-way pager, voice-over-IP connection, or any other communications mechanism, and will lay the foundation for emergency personnel to warn the public proactively during a crisis.

How does this acquisition benefit PSAPs?
Today, the average PSAP lacks the basic phone number and location data for up to 30 percent of the calls it receives. This acquisition will facilitate the adoption of a common exchange for critical data so that PSAPs can receive basic data for all of their calls. The acquisition also establishes a foundation that eventually will allow 9-1-1 services to be highly interactive so that 9-1-1 professionals can proactively provide a wider range of emergency services to the public.

Who will serve on the executive team for the company?
George Heinrichs, SCC's cofounder, will serve as CEO and will lead the management team. Stephen Meer, cofounder of SCC, will serve as the CTO. A combination of LPSS and SCC management personnel will make up the remainder of the executive team.

Where will the company be headquartered?
The company will be headquartered in Boulder, Colorado. An office in Lisle, Illinois, will be maintained.

How will this acquisition affect existing business relationships?
Current customers will do business with the company just as they do with SCC and LPSS today, whether that entails managing their data in-house using LPSS hardware and/or software, or outsourcing data management to SCC. Customers will continue to have the same product choices they have today.

How will this acquisition affect product support?
Customers will continue to have the same product choices they have today. All SCC and LPSS products will continue to be supported as we begin building for our future.

Will the stock still be traded under SCCX?
Yes, the stock will continue to be traded under SCCX.

How many shares of SCCX will Lucent own?
Lucent will own 6,123,200 shares of SCCX.

         -------------------------------------------------------------

                             Webcast Participants


               .  George Heinrichs, CEO of SCC

               .  Michael Dingman Jr., CFO of SCC

               .  Bob Oliver, President and CEO, Lucent Public
                  Safety Systems

                                           www.scc911.com

         1
         -------------------------------------------------------------

  ----------------------------------------------------------------------------
     George: Good morning (George ad libs) and welcome to this conference call to discuss SCC Communications Corp.'s acquisition of Lucent Technologies' Public Safety Systems division.

     Many of you have had the opportunity to read the press release that was distributed before the market opened this morning. We have posted the press release along with additional background materials to our Website, www.scc911.com.
              --------------

     Here with me on the phone today are Michael Dingman, our new Chief Financial Officer at SCC, and Bob Oliver, President and CEO of Lucent Public Safety Systems. Before we get started, we need to take care of our legal responsibility. Michael?


  ----------------------------------------------------------------------------

             ------------------------------------------------


                          Safe Harbor Statement

             2
             ------------------------------------------------

    -------------------------------------------------------------------------
     Michael: During the course of this conference call, we may make forward-looking statements regarding this acquisition, future events or the future performance of the Company. Actual events or results, of course, could differ materially. We refer you to the documents the Company files from time to time with the Securities and Exchange Commission, such as the Form 10-Q for the quarter ended June 30, 2000. These documents contain and identify factors that could cause actual results to differ materially from those contained in any forward-looking statements. Uncertainties caused by the nature of Lucent
     Public Safety Systems business provide additional factors that may cause results to vary from these forward-looking statements, including but not limited to lengthy sales cycles associated with its products and reliance on large contracts from a limited number of significant customers. Additional uncertainties may result from potential difficulties of integrating the two companies and winning market acceptance for the new products introduced by the combined entity.


    -------------------------------------------------------------------------

             ------------------------------------------------

                          Mission Moving Forward


              . Innovation in the seamless transfer of voice and data across complex telecommunications devices and infrastructures

              . Maintain & extend leadership in 9-1-1 & data management

              . Capitalize on future wireless opportunities for emergency telephony & commercial location-based information services

             3
             ------------------------------------------------

    -------------------------------------------------------------------------

     George:

     Thank you Michael. Thank you for joining us today as we announce our definitive agreement to acquire Lucent Public Safety Systems.

     We think the opportunities provided by this combination are tremendous, and will provide the fuel for the kind of growth strategies that investors, employees and our customers are looking to us to provide.

     This acquisition provides us with more of the building blocks we need to fulfill our mission:

          To be the premier provider of innovative telecommunications products and services that allow for the seamless transfer of voice and data over a complex variety of telecommunications devices and infrastructures.

     Together we intend to

          Maintain and extend our leadership in 9-1-1 products and sophisticated data-management services, while capitalizing on future opportunities in the wireless market for both emergency telephony and commercial location-based information services.

    -------------------------------------------------------------------------

             ------------------------------------------------

                                    [LOGO]
                    Innovation in Emergency Telephony

             4
             ------------------------------------------------

          We believe this acquisition will ultimately yield tremendous benefits for the telecommunications industry, our shareholders and the public.

          By combining all the products, services and expertise that SCC and LPSS have developed separately, we will be creating a company that is poised to meet the growing market demand for quality voice and data emergency services across a broad and quickly multiplying range of telecommunications technologies.

          SCC and LPSS have played different but equally committed roles in the emergency communications world. As we have each developed unique offerings for a diverse customer base, we each have also developed top-notch, pioneering technical expertise.

             ------------------------------------------------

                            SCC Communications

                  .  Entrepreneurial company

                  .  Innovative business models

                  .  Quick to market

                  .  Outsourced services to a wide range of
                     customers

             5
             ------------------------------------------------

    -------------------------------------------------------------------------
     For those of you on this call who are new to SCC Communications, let me tell you a little bit about us. SCC was founded 21 years ago as a consulting and systems design company. In the mid 1980s we changed our business model to focus on system integration and the 9-1-1 market segment. Since 1993 we have been focused on outsourced services for emergency telephony.

     We are an entrepreneurial company that prides itself on being quick to market and quick to respond to our customers' needs. We have consistently adapted our business model in anticipation of opportunities in our market segment. For example, when we made the switch to outsourced services seven years ago, we became an ASP before anyone knew what an ASP was.

     We provide products and services to local exchange companies, wireless providers, integrated communications carriers and government emergency agencies. We've developed a very high quality data management business, because our customers demanded it.

    -------------------------------------------------------------------------

             --------------------------------------------------

                       Lucent Public Safety Systems

               .  Market leader in 9-1-1 hardware and software

               .  Internal venture of Lucent Technologies

               .  Heritage in software and hardware
                  development
             6
             --------------------------------------------------

    -------------------------------------------------------------------------
     LPSS is the market leader in providing 9-1-1 support hardware and software to telecommunications companies.

     LPSS's predecessor company was the founder of the nation's 9-1-1 system. We inherit that legacy, along with the engineering discipline that comes from its Bell Labs heritage and a world-class suite of software products and platforms that includes the full line of award-winning Palladium software and hardware for emergency telecommunications. In addition we expand our world-class customer base.

     Through this acquisition, we are combining the heritage of LPSS with the entrepreneurial culture of SCC. Together, we will provide our combined customers with all of the product and service choices we currently offer and a broader set of choices in the future.

    -------------------------------------------------------------------------

             ------------------------------------------------

                  Called 9-1-1 from a cell phone.

                  Called 9-1-1 from an onboard telematic
                  device.

                  Called 9-1-1 from two-way pager.

                  Called 9-1-1 from a pay phone.

                    [PICTURE OF AUTO ACCIDENT APPEARS HERE]

                  . Bridge dissimilar 9-1-1 infrastructures

                  . Integration of new technologies

                  . Provide accuracy and reliability of
                    services
             7
             ------------------------------------------------

          A number of challenges face our market segment, but we view these challenges as opportunities. The current 9-1-1 infrastructure is antiquated and unable to support the explosion of new devices and technologies. Because there are so many new telecommunications providers in the market, there is also now a greater number of technologies being deployed. And finally, it is becoming more difficult to get the call from any device to the right place for help.

          As two companies at the leading edge of emergency telephony, we have already taken steps to help the emergency services world adapt to the explosion of the Internet, telecommunications and wireless technologies. We've been addressing some of the problems that come from trying to offer a modern, multi-channel, flexible communications network on top of an aging, land-based telephone system. SCC, for example, introduced 9-1-1 SafetyNet(R) to provide an answer.

          Together we will continue to address the issues of incompatible voice and data protocols here and abroad that make it difficult for different emergency response agencies and telecommunications companies to share calls and to share response-enhancing data.

             ------------------------------------------------

                  Called 9-1-1 from a cell phone.

                  Called 9-1-1 from an onboard telematic
                  device.

                  Called 9-1-1 from two-way pager.

                  Called 9-1-1 from a pay phone.

                    [PICTURE OF AUTO ACCIDENT APPEARS HERE]


                . Bridge dissimilar 9-1-1 infrastructures

                . Compatibility of technologies

                . Provide accuracy and reliability of
                  services

             8
             ------------------------------------------------


          There is a growing demand in the marketplace to integrate today's wireless devices, Internet devices, pagers, and telematics devices into a seamless system that allows for fast and accurate response to emergency calls from any device, at any time, in any place. With Lucent Public Safety System's clear technology leadership, which can be traced back to its days as Bell Labs, and SCC's pioneering 9-1-1 data management and services, we believe we can integrate this broad array of communications technologies into an efficient and affordable system.

    --------------------------------------------------

               Called 9-1-1 from a cell phone.

               Called 9-1-1 from an onboard telematic device.

               Called 9-1-1 from a two-way pager.

               Called 9-1-1 from a pay phone.

                    [PICTURE OF AUTO ACCIDENT APPEARS HERE]

          .    Bridge dissimilar 9-1-1 infrastructures

          .    Compatibility of technologies

          .    Provide accuracy and reliability of services

    9
    --------------------------------------------------

The 9-1-1 emergency system has earned the trust of the American people. It is expected that a call will result in immediate response by the right agency.

Together, SCC and LPSS share a passion for providing world-class services for the delivery of 9-1-1 in a accurate and reliable manner. We offer the emergency telephony market and telecommunications industry a solution for their customers.

This isn't just about technology, or business, or systems. What we're talking about here is bringing new lifesaving communications systems to people when and where they need it most.

    -------------------------------------------------------

               Benefits

                         [CHART CONTAINING FOUR BOXES]

               Technology leadership

    10
    -------------------------------------------------------


Ultimately, the combined company will leverage the rich heritage of LPSS and the visionary capabilities of SCC to become a technology leader. The combined company will play a key role in bridging the dissimilar technologies that complicate the current emergency communications infrastructure. In doing so, we will possess the products, services and expertise that will allow us to create other location-based services, including commercial applications that we think will become a major part of our growth story.

    ----------------------------------------------------------

               Benefits

                         [CHART CONTAINING FOUR BOXES]

               Technology                      Merging research
               leadership                      and development
                                               expertise

    11
    ----------------------------------------------------------

This acquisition brings together unparalleled breadth and depth of expertise. We will use these resources to tackle one of the fundamental components necessary for bridging the diverse technologies in the emergency telephony market--the development of open call handling and data protocols. These protocols must serve an incredibly diverse customer base. The combined company has both the vision and the intellectual property necessary to deliver on this critical challenge.

    ----------------------------------------------------------

               Benefits

                         [CHART CONTAINING FOUR BOXES]

               Technology                      Merging research
               leadership                      and development
                                               expertise

                                               Complementary
                                               skills and expertise

    12
    ----------------------------------------------------------

SCC and LPSS come from fundamentally different worlds. SCC pioneered outsourced services in the telecommunications industry. We continue to push the limits of how emergency services are delivered to consumers through a variety of market channels. LPSS employs the engineering heritage of Bell Labs to deliver custom software and hardware offerings for its client-base.

The combined company brings the best of both worlds together. Our customers will have the broadest possible choices. We believe this will allow us to generate new revenue growth from delivering new products and services that take advantage of the market opportunities we've talked about.

    ----------------------------------------------------------

               Benefits

                         [CHART CONTAINING FOUR BOXES]

               Technology                      Merging research
               leadership                      and development
                                               expertise

               Broader reach and               Complementary
               greater efficiencies            skills and expertise

    13
    ----------------------------------------------------------

For SCC, there are additional benefits. As our new 35-percent shareholder, Lucent Technologies will provide expanded reach for our products. The combined company intends to work closely with Lucent to leverage its strong distribution system, market position and wireless offerings to open new markets for our services and products in North America and around the world.

Furthermore, together we will be able to more efficiently use our administrative resources, effectively spreading our overhead expenses across a broader customer base. And we think the efficiencies and synergies made possible by this acquisition will be realized across the company--through R&D, 24x7 operations, network & processing infrastructure, and sales & marketing.

    ----------------------------------------------------------

                              Acquisition Details

          .  All stock transaction

          .  Lucent: 35% or 6.1 million shares

          .  Target completion in December

          .  Shareholder vote

          .  Regulatory approval

          .  Sufficient capital resources available for integration

    14
    ----------------------------------------------------------


     Now let me share some details of the acquisition. Lucent will be receiving a 35-percent stake, or about 6.1 million shares, in SCC in this all-stock transaction. Our current model indicates the acquisition will be complete in December, after a vote of our shareholders and regulatory approval. We expect the acquisition to be accretive to per share revenues and EBITDA by the fourth quarter of 2001.

     Furthermore, we believe current cash resources combined with existing opportunities for additional capital will position the combined company with adequate capital resources for integration, continuing product and services development, and organic growth.

    ----------------------------------------------------------

                              Acquisition Details

          .  LPSS revenue stream is variable

               .  Large hardware and software sales

               .  44 million in 1999; $12 million expected in 2000

          .  Retain suburban Chicago office

          .  New employee opportunities

          .  Some administrative redundancies

               .  No plans to reduce staff

    15
    ----------------------------------------------------------

     As many of you already know, LPSS's revenue stream is variable--a combination of monthly recurring revenues and one-time sales of very large systems. In 1999, LPSS's revenue was approximately $44 million. This year, LPSS's revenue is expected to be approximately $12 million, a projection based largely on ongoing maintenance contracts. Looking at historical product sales cycles, we expect future LPSS revenue trends to improve with increasing customer demand for additional capacity and greater system functionality. We expect maintenance revenues to increase with the sale of additional products. Revenues from new product sales and licenses are expected to create periodic revenue spikes, which are common and consistent sales cycles of large transactions.

     We expect the opportunities generated by this acquisition to result in new positions for employees as we take advantage of our enhanced capacity to meet challenges presented by emergency telephony and the rapidly growing commercial opportunities in location-based services. We will maintain an office in suburban Chicago. At this time, we plan no reductions in staff.

    ----------------------------------------------------------

                                    [LOGO]

                       Innovation in Emergency Telephony

    16
    ----------------------------------------------------------

This acquisition is great news for our shareholders, Lucent's shareholders, our emergency services customers, the telecommunications industry and, most of all, the general public, which has come to expect the highest-possible level of emergency telecommunications service in times of personal and community emergencies.

With that, I'd be happy to address your questions.

    ----------------------------------------------------------

                                    [LOGO]

          Questions and Answers

    17
    ----------------------------------------------------------


     Questions and Answers

E-mail from George to Employees

We have some exciting news for you today--SCC is acquiring Lucent Public Safety Systems (LPSS). This acquisition is designed to help SCC grow and realize its visions in the 9-1-1 segment and beyond. Please notice my emphasis on the word "grow." We chose to buy Lucent Public Safety Systems because its products represent a perfect complement to our business and where we plan to go in the future. Details surrounding the acquisition will be disseminated to all employees through the following methods:

SCC intranet

Insidescc.com

Company meetings

Between 10:00 and 12:00, Stephen Meer and I will hold meetings in Outlander and the EBC. Please see your manager for the time and place of the meeting you should attend.

I know this is big news, but please stay focused on the projects at hand. There are still a lot of steps to be completed before the acquisition is closed. We'll need to keep our revenues high and our business running as usual during that time. Information concerning the acquisition will be placed on the intranet regularly to keep you updated.

Your managers and directors will be notifying key customers by phone and by mail. If there is a customer that you want to make sure is notified, please let your manager know. If your customers are asking questions you can direct them to our Web site, from which they can link to details on the acquisition as well as a link to a Webcast at 2:30 today.

Thanks for all your hard work!

Sincerely,

George


Proxy Solicitations

SCC will file a proxy statement with the Securities and Exchange Commission in connection with the acquisition. Investors are advised to read the proxy statement when it becomes available because it will contain important information. Investors may obtain a free copy of the proxy statement (when available) and other documents filed by the SCC with SEC at the SEC's web site (http://www.sec.gov). Free copies of the proxy statement (when available) and SCC's other filings with the SEC may also be obtained from SCC by contacting Michael Dingman, Jr. CFO of SCC.

The directors and executive officers of SCC may solicit proxies in person or by mail, telephone or telegraph. In addition, SCC may retain the services of a proxy solicitation. Information regarding the identity of the persons who may, under the Securities and Exchange Commission's rules, be deemed to be participants in the solicitation of proxies from the stockholders of SCC in connections with the acquisition, and their interests in the solicitation (including holdings of SCC common stock), will be set forth in the proxy statement in connection with the acquisition. Certain information regarding the stockholding of directors and executive officer of SCC is contained in the proxy statement delivered by SCC in connection with its 1999 annual meeting of stockholders, a copy of which may be obtained at the SEC's web site or by Michael Dingman, Jr. CFO of SCC

Proxy Solicitations

SCC will file a proxy statement with the Securities and Exchange Commission in connection with the acquisition,. Investors are advised to read the proxy statement when it becomes available because it will contain important information. Investors may obtain a free copy of the proxy statement (when available) and other documents filed by SCC with the SEC at the SEC's web site (http://www.sec.gov). Free copies of the proxy statement (when available) and SCC's other filings with the SEC may also be obtained from SCC by contacting Michael Dingman, Jr. CFO of SCC.

The directors and executive officers of SCC may solicit proxies in person or by mail, telephone or telegraph. In addition, SCC may retain the services of a proxy solicitation firm to assist in the solicitation. Information regarding the identity of the persons who may, under the Securities and Exchange Commission's rules, be deemed to be participants in the solicitation of proxies from the stockholders of SCC in connection with the acquisition, and their interests in the solicitation (including holdings of SCC common stock), will be set forth in the proxy statement in connection with the acquisition. Certain information regarding the stockholding of directors and executive officer of SCC is contained in the proxy statement delivered by SCC in connection with its 1999 annual meeting of stockholders, a copy of which may be obtained at the SEC's web site or by contacting Michael Dingman, Jr. CFO of SCC.

Home

Letter from George Heinrichs and Bob Oliver

Welcome to the SCC/LPSS Intranet Site. Combined, our two companies face a unique opportunity to improve the performance of the 9-1-1 system, provide our customers with a broader range of products and services, and, ultimately, help the people who call 9-1-1.

SCC and Lucent Public Safety Systems have played different, but equally committed roles in the emergency communications world. As we have each developed unique offerings for a diverse customer base, we have also developed top notch, pioneering technical expertise. However, as the public safety industry faces the enormous challenges posed by wireless and voice-over-IP calls, we believe there are obvious advantages for partnering with one another and we believe it will lend a new dimension to our mission. We'll offer a broader range of choices to our customers and simplify their management tasks by creating open, standards-based protocols for data transfer for 9-1-1 records. By combining the SCC resources with those of LPSS, we will develop innovative new products and services, and, more importantly, we will swiftly tackle the future challenges facing the 9-1-1 system.

This acquisition combines the phenomenal 9-1-1 expertise of both SCC and LPSS to bring innovation and consistency to the current systems and to lay the foundation for the future of emergency telephony. We anticipate that there will be little redundancy between the two companies and that new opportunities will arise as we move forward. Ultimately, there will be exciting opportunities for cross-training and professional growth as our companies become more integrated.

Over the next few weeks, we will be working closely with our new teams to ensure a smooth transition. We hope that you'll share in the excitement as we take this momentous step toward the future of our company. Throughout the coming weeks we will use this intranet site to provide you updated status on the integration planning. We invite you to use the form provided

Together, we can build a great team to address the future challenges facing the 9-1-1 system. You are an important part of that future.

Sincerely,

George Heinrichs                                 Bob Oliver
President & CEO                                  President
SCC Communications, Corp.                        Lucent Public Safety Systems

Frequently Asked Questions for Employees

What should we tell our customers?  Vendors?  Partners?

      There are strict legal parameters surrounding this process that preclude
                ------
      most public comment. SCC and Lucent Public Safety Systems employees are not to say anything externally about this acquisition.
      ---

If your customers ask for updated information, please let them know that the most up-to-date information is on the Web site and that you, honestly, don't have any further information. Otherwise, all questions about the SCC-LPSS announcement should be directed immediately to the company's executive team or the vice president/general manager of your business unit.

What will happen to current SCC and LPSS employees?  Will there be lay-offs?
At this time SCC has no plans for reductions in staff. We believe this transaction will likely generate new positions as the company moves forward in its development efforts. The executive team is currently reviewing personnel needs and no final decisions have been made at this early stage of the transaction. The business plan does not involve significant lay-offs and the human assets at both locations are critical to the success of this acquisition.

Employees interested in applying for open positions elsewhere in the organization should contact their human resources department for details on the specific opportunities.

What is a definitive agreement?
The parties to a negotiated stock-for-stock merger, such as the acquisition of LPSS by SCC, usually publicly announce their transaction immediately after reaching a "definitive agreement." The definitive agreement sets forth the details of the trans-action agreed to by both parties. This announcement generally takes the form of a written joint press release followed by a joint press conference and analyst presentations given by the acquirer and the target.

When will the acquisition of LPSS by SCC close?
The acquisition of LPSS by SCC is scheduled to close at the end of the fourth quarter, subject to completion of regulatory review and approval by SCC's shareholders.

What will happen between now and then?
The time between the announcement of the acquisition and the final approval by the appropriate regulatory bodies will be very active for both companies. During this time, the federal agencies with jurisdiction over these transactions will conduct the necessary review of the legal documents submitted by the two companies at the time of the announcement.

Also, the senior management teams of SCC and LPSS will begin integrating the two companies.

Where are the SCC and LPSS facilities located?
Lucent Public Safety Systems is headquartered near Chicago in Lisle, Illinois. LPSS is a business unit of Lucent Technologies, headquartered in Murray Hill, New Jersey. SCC will maintain an office in Lisle very close to the existing facility. SCC is located in Boulder, Colorado.

Where will the headquarters be located?
The headquarters of SCC will remain in Boulder, Colorado.

What will the executive leadership team look like?
George Heinrichs, SCC's cofounder, will remain as CEO and will lead the manage-ment team. Stephen Meer, cofounder of SCC, will serve as CTO. A combination of LPSS and SCC management personnel will make up the remainder of the executive team. The combined management team will be announced shortly.

How will this affect the structure of the company?
SCC and LPSS are two complementary organizations. The executive team is now reviewing how best to integrate the operations and personnel of LPSS into the existing company structure.

Will we have a new business plan?
The acquisition of LPSS is an important step in realizing our vision for the future. This agreement provides more of the building blocks we need to fulfill our mission: to be the premier provider of innovative telecommunications products and services allowing for seamless transfer of voice and data over the complex variety of tele-communications devices and infrastructures. As one entity, we will maintain and extend our leadership in 9-1-1 products and sophisticated data-management services, while capitalizing on opportunities in the wireless market for both emergency telephony and location-based information services.

What do our existing customers know about this?
Key customers received phone calls from the executive team on the morning of the announcement. All managers also received an e-mail template to send to customers. Finally, every customer will receive all press materials along with a letter from the executive team by mail. If you have a customer that has not been informed or needs more information, please contact your manager.

How will this affect our customers?
SCC and LPSS have played different, but equally committed roles in the emergency communications world. In announcing the definitive agreement, SCC directly contacted key customers with details of the announcement. Current customers of SCC and LPSS will do business with the new company just as they do with SCC and LPSS today, whether that entails managing their data in-house using LPSS hardware and/or software, or outsourcing data management to SCC. Customers will continue to have the same choices they have today.

Additionally, by combining all the products, services and expertise that SCC and LPSS have developed separately, we will create a company that is more capable of meeting the growing market demand for quality voice and data emergency services across a broad and quickly multiplying range of telecommunications technologies.

I have additional customer-related questions. To whom do I go for answers? Direct all customer-related questions to the vice president of your business unit at SCC, and your immediate supervisor at LPSS.

How will SCC and LPSS products be marketed?
Customers will continue to have the same choices for products and services they have currently. The acquisition will enhance the product strategy announced by SCC in June by creating a common, nationwide data interchange for 9-1-1 SafetyNet(SM).

What do I do if I get calls from the press or analysts?
Again, there are strict legal parameters surrounding this process that preclude most public comment. Questions about the SCC-LPSS announcement should be directed immediately to the company's executive team or the vice president/general manager of your business unit.

SCC and LPSS issued an official news release and communicated directly with the media, financial analysts, industry analysts and key customers. Any inquiry about the announcement should be directed to the public relations or investor relations staff.

How will this affect SCC stock?
SCC stock will continue to be traded under the ticker symbol SCCX. Employees with shares in SCC will retain their interest in the company.

Can SCC employees buy/sell stock between now and the close of the agreement? SEC restrictions limit who can trade in these situations, therefore until further notice, SCC employees can NOT trade stock (SCCX). You will receive notification when it is allowable under SEC rules.

How many employees are currently employed by LPSS?
Currently SCC has 460 employees and LPSS has more than 100. Following approval of the acquisition, SCC will have approximately 560 employees.

How will my benefits be affected by this integration?
SCC is currently analyzing its benefits and intends to offer an attractive and comprehensive package to all employees. Plans will be finalized prior to open enrollment in November and employees will be informed of the details of our new plans as soon as that information is available.

I have additional HR-related questions.  To whom do I go for answers?
Please feel free to contact Susan Pierce, SCC's Director of Human Resources, Karen Laatt, manager of human resources at SCC and Jim Ford, LPSS Director of Human Resources with any HR-related questions.